EXHIBIT 4.9

This Indemnification Agreement (this “Agreement”) is made as of [●] by and between GasLog Partners LP., a limited partnership registered in the Republic of the Marshall Islands (the “Partnership”), and [●] (the “Indemnitee”), a Director and/or Officer of the Partnership.

WHEREAS it is essential to the Partnership to retain and attract as Directors and Officers the most capable persons available, and

WHEREAS the Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) require indemnification of the directors and officers of the Partnership to the fullest extent permitted under the Limited Partnership Act of The Republic of the Marshall Islands, as amended from time to time, except in matters involving fraud or dishonesty on the part of such persons, and

WHEREAS it is the express policy of the Partnership to indemnify its Directors and Officers so as to provide them with the maximum possible protection permitted by law, and

WHEREAS the Partnership does not regard the protection available to the Indemnitee as adequate in the present circumstances, and realizes that the Indemnitee may not be willing to serve as a Director and/or Officer without adequate protection, and the Partnership desires the Indemnitee to serve in such capacity;

NOW, THEREFORE, in consideration of the Indemnitee’s service as a Director and/or Officer after the date hereof, the parties agree as follows:

1.	Definitions

1.1 As used in this Agreement:

(a) The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Partnership or otherwise and whether of a civil, criminal, administrative or investigative nature;

(b) The term “Expenses” shall include, but is not limited to, (i) expenses of investigations, judicial or administrative proceedings or appeals, (ii) damages, judgments, fines, amounts paid in settlement by or on behalf of the Indemnitee, (iii) attorneys’ fees and disbursements and (iv) any expenses of establishing a right to indemnification under this Agreement; and

(c) The terms “Director” and “Officer” shall include the Indemnitee’s service at the request of the Partnership as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise as well as a Director and/or Officer of the Partnership.

2.	Indemnity of Director and/or Officer

Subject only to the limitations set forth in Section 3, the Partnership will pay on behalf of the Indemnitee all Expenses actually incurred by the Indemnitee in relation to any claim or claims made against him in a Proceeding by reason of the fact that he is or was a Director and/or Officer. The Partnership will also pay all such Expenses relating to the Indemnitee’s acting as a witness in a Proceeding and in respect of any Proceeding relating to this Agreement or with respect to the Indemnitee’s entitlement to indemnification by the Partnership pursuant to the Bye-laws or any statute, rule or otherwise.

3.	Limitations on Indemnity

3.1 The Partnership shall not be obligated under this Agreement to make any payment of Expenses to the Indemnitee.

(a) which payment it is prohibited by applicable law from paying as indemnity;

(b) for which payment is actually made to the Indemnitee under an insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

(c) for which payment the Indemnitee is indemnified by the Partnership otherwise than pursuant to this Agreement;

(d) resulting from a claim decided in a Proceeding adversely to the Indemnitee based upon or attributable to the Indemnitee gaining in fact any personal profit or advantage to which he was not legally entitled;

(e) brought about or contributed to by the fraud or dishonesty of the Indemnitee seeking payment hereunder; provided, however, that the Indemnitee shall be indemnified under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless it shall be decided in a Proceeding that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated.

3.2 For purposes of Sections 3 and 4, the phrase “decided in a Proceeding” shall mean a decision by a court, arbitrator(s), hearing officer or other judicial agent having the requisite legal authority to make such a decision, which decision has become final and from which no appeal or other review proceeding is permissible.

4.	Advance Payment of Costs

4.1 Expenses incurred by the Indemnitee in defending a claim against him in a Proceeding shall be paid promptly by the Partnership as incurred and in advance of the final disposition of such Proceeding;

4.2 The Indemnitee hereby agrees and undertakes to repay such amounts advanced if it shall be decided in a Proceeding that he is not entitled to be indemnified by the Partnership pursuant to this Agreement or otherwise. The Indemnitee shall not be required to post bond or other security to support this undertaking.

5.	Enforcement

If a claim under this Agreement is not paid by the Partnership, or on its behalf, within 10 business days after a written claim has been received by the Partnership, the Indemnitee may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim and if successful in whole or in part, the Indemnitee shall also be entitled to be paid the Expenses of prosecuting such claim.

6.	Subrogation

In the event of payment under this Agreement, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Partnership effectively to bring suit to enforce such rights.

7.	Insurance

The Partnership shall maintain an insurance policy providing directors’ and officers’ liability insurance in such amounts as the Partnership shall reasonably determine to be prudent for similarly situated partnerships whose securities are listed on the New York Stock Exchange, and the Indemnnitee shall be entitled to coverage up to the maximum coverage made available for any director or officer of the Partnership.

8.	Partnership Assumption of Defence

The Partnership shall be entitled to participate in the defence of any Proceeding or to assume the defence thereof, with counsel approved by the Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed, upon the delivery to the Indemnitee of written notice of its election to do so; provided, however, that in the event that (i) the use of counsel chosen by the Partnership to represent the Indemnitee would present such counsel with an actual or potential conflict, (ii) the named parties in any such Proceeding (including any impleaded parties) include both the Partnership and the Indemnitee and the Indemnitee shall conclude that there may be one or more legal defences available to him that are different from or in addition to those available to the Partnership or (iii) any such representation by the Partnership would be precluded under the applicable standards of professional conduct then prevailing, then the Indemnitee will be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Proceeding) at the Partnership’s expense.

9.	Notice

9.1 The Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Partnership notice in writing as soon as practicable after becoming aware of any claim made against him for which indemnity will or could be sought under this Agreement, together with such information and cooperation as it may reasonably require.

9.2 Notice to the Partnership shall be given at its principal office and shall be directed to the Partnership’s Secretary (or such other address as the Partnership shall designate in writing to the Indemnitee).

9.3 Notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked.

10.	Saving Clause

If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Partnership shall nevertheless indemnify the Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

11.	Indemnification Hereunder Not Exclusive

Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee’s right to indemnification under any provision of the constitutional documents of the Partnership, under Marshall Islands law or under any contract or agreement or otherwise.

12.	Applicable Law

The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Marshall Islands. The parties to this Agreement hereby irrevocably agree that the courts of the Marshall Islands shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings which may arise out of or in connection with this Agreement and waive any objection to such proceedings in the courts of the Marshall Islands on the grounds of venue or on the basis that they have been brought in an inconvenient forum.

13.	Changes in Law

In the event that a change in applicable law after the date of this Agreement, whether by statute, rule or judicial decision, expands or otherwise increases the right or ability of a Marshall Islands Limited Partnership to indemnify (or to otherwise pay or advance Expenses as to any Proceeding for the benefit of) a member of its board of directors or an officer of the Partnership, the Indemnitee shall, by this Agreement, enjoy the greater benefits so afforded by such change. In the event that a change in applicable law after the date of this Agreement, whether by statute, rule or judicial decision, narrows or otherwise reduces the right or ability of a Marshall Islands Limited Partnership to indemnify (or to otherwise pay or advance Expenses as to any Proceeding for the benefit of) a member of its board of directors or an officer of the Partnership, such change shall have no effect on this Agreement or any of the Indemnitee’s rights hereunder, except and only to the extent required by law.

14.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

15.	Successors and Assigns

This Agreement shall be binding upon the Partnership and its successors and assigns.

16.	Continuation of Indemnification

The indemnification under this Agreement shall continue as to the Indemnitee even though he may have ceased to be a Director and/or Officer and shall inure to the benefit of the heirs and personal representatives of the Indemnitee.

17.	Coverage of Indemnification

The indemnification under this Agreement shall cover the Indemnitee’s service as a Director and/or Officer prior to or after the date of the Agreement and this Agreement supersedes any other Indemnification agreement made between the Parties hereto in respect of the same subject matter.

AGREED by the Parties through their authorised signatories on the date first written above:

For, and on behalf of	For, and on behalf of

GasLog Partners LP	the Indemnitee

By	By
Name:	Name:

Date:	Date: